暉誼(香港)會計師事務所有限公司
PARKER RANDALL CF (H.K.) CPA LIMITED, Certified Public Accountants

Address: Unit 1632, Park-In Commercial Centre, Dundas Street, Mongkok, Kowloon, Hong Kong
Telephone: 852-8197 2826 Fax: 852- 3007 3197

CONFIDENTIAL

1 October 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Bohai Pharmaceuticals Group, Inc. under Item 4.01 of its Form 8-K/A dated October 1, 2014. We agree with the statements concerning our Firm in paragraph 6 in such Form 8-K/A. As stated in the Form 8K-A referred therein, we have not been consulted with the Disagreements as stated therein and therefore not in a position to agree or disagree with other statements of Bohai Pharmaceuticals Group, Inc. contained therein.

Very truly yours

Parker Randall CF

Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants, Hong Kong